Exhibit 10.5

DEMAND PROMISSORY NOTE

$ 10,000.00	Las Vegas, Nevada
May 3, 2018

FOR VALUE RECEIVED, OWP VENTURES, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of Craig Ellins (the “Payee”), with an address at 6500 Bullring Lane, Las Vegas NV 89130 , ON DEMAND, the principal sum of TEN THOUSAND DOLLARS ($10,000), together with all interest that has accrued thereon from the date hereof in accordance with the terms of this Demand Promissory Note (this “Note”).

The outstanding principal amount of this Note shall bear interest at a rate of six percent (6%) per annum, based on a year of 365 or 366 days, as applicable, for the number of days actually elapsed, until the date on which the last payment of principal and interest under this Note shall have been paid.

This Note may be prepaid, in whole or in part, at any time or from time to time, without premium or penalty. All payments made on this Note shall be applied first to interest accrued to the date of the payment, then to other amounts which may then be due hereunder (other than principal), and then to the outstanding principal amount of this Note.

All payments or prepayments of principal and interest and other sums due pursuant to this Note shall be made by check to Payee at its address set forth above, or in immediately available funds by wire transfer to Payee’s account at such bank as Payee shall have previously designated to Borrower.

Whenever any payment to be made hereunder shall be due on a Saturday, Sunday or public holiday under the laws of the State of Nevada, such payment may be made on the next succeeding business day and such extension of time shall be included in the computation of payment of interest hereunder.

Borrower hereby waives presentment, demand for payment, notice of dishonor, protest and notice of protest of this Note. No waiver of any provision of this Note, or any agreement or instrument evidencing or providing security for this Note, made by agreement of Payee and any other person or party, shall constitute a waiver of any other terms hereof, or otherwise release or discharge the liability of Borrower under this Note. No failure to exercise and no delay in exercising, on the part of Payee, any right, power or privilege under this Note shall operate as a waiver thereof nor shall simple or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other power, right or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law.

Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Note is governed by and to be construed in accordance with the laws of the State of Nevada without regard to its doctrine of conflict of laws. Borrower, by its execution hereof (i) agrees that any legal suit, action or proceeding arising from or related to this Note may be instituted in a state or federal court located in the State of Nevada; (ii) waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (iii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

OWP VENTURES, INC.

By:
Name:	Craig Ellins
Title:	Chief Executive Officer